EXHIBIT 4.11

                                 PROMISSORY NOTE

Principal Amount:   $50,000                                       March 15, 2006

         TRADEQUEST INTERNATONAL, INC., a Nevada corporation ("Borrower"), for value received hereby promises to pay to the order of Joseph Mermelstein ("Holder"), in the manner set forth below, the principal sum of Fifty Thousand Dollars ($50,000) together with a premium payment to be comprised of 20,000 restricted common shares of Tradequest International, Inc. ("Tradequest") with piggyback registration rights and a Warrant to purchase 30,000 shares of common stock of Tradequest at an exercise price of $1.50 per common share, with the principal balance and premium being due and payable on or before May 15, 2005 (the "Maturity Date"). Holder shall also receive TWENTY FIVE THOUSAND (25,000) restricted shares of Borrower with piggyback registration rights. All the foregoing comprising the terms and conditions of the Second Note, as defined herein below, in Paragraph 1 of this Agreement.

         1. EXTENSION AND REPLACEMENT. This Agreement hereby extends the Maturity Date of the Promissory Note entered into by and amongst the parties dated December 15, 2005 ("First Note"), from March 15, 2006 to May 15, 2006 ("Second Note"), from August 1, 2006 to November 1, 2006. This Agreement in effect replaces the First Note, which is hereby cancelled, the Second Note, which is hereby cancelled and replaced with this Agreement. By acceptance of this Agreement and extension, the Holder shall be entitled to receive from the Borrower 50,000 shares of restricted common stock, par value $0.001, issued as of the date hereof, August 1, 2006 and shall carry piggyback registration rights.

         2. INTEREST. Holder shall not have the right to receive interest on the principal amount and premium amount.

         3. PAYMENT OF PRINCIPAL AND PREMIUM. The aggregate outstanding principal balance under this Note together with the premium amount shall be paid to Holder no later than the Maturity Date, at the following address: 3500 West Northshore Avenue; Lincolnwood, IL 60712.

         4. PREPAYMENT. The Borrower may prepay the principal balance and the premium amount of this Note at any time without penalty.

         5. EVENTS OF DEFAULT AND REMEDIES. In case one or more of the following events ("Events of Default") (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing: (a) default in the payment of all or any part of the principal or premium under this

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Note as and when the same shall become due and payable, at the Maturity Date, by acceleration, by mandatory prepayment or otherwise; or (b) failure on the part of the Borrower to observe or perform any material representation, warranty, covenant or agreement on the part of the Borrower contained in this Note for a period of 30 days after the date on which written notice specifying such failure, stating that such notice is a "Notice of Default" hereunder and demanding that the Borrower remedy the same, shall have been given by registered or certified mail, return receipt requested, by the Holder to the Borrower; or
(c) the Borrower, pursuant to or within the meaning of Title 11, U.S. Code or any similar federal or state law for the relief of debtors (collectively, "Bankruptcy Law"), (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) admits in writing its inability to pay its debts as the same become due; or (d) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (1) is for relief against the Borrower in an involuntary case, (2) appoints a custodian of the Borrower or for all or substantially all of the property of the Borrower, or (3) orders the liquidation of the Borrower, and any such order or decree remains unstayed and in effect for 30 days; in each case where an Event of Default occurs, the Holder, by notice in writing to the Borrower by registered or certified mail, return receipt requested (the "Share Notice"), may take title of the Shares as payment in full of all amounts owed under this Note. Upon the occurrence of, and during the continuance of, an Event of Default, the principal amount and premium amount shall bear interest at a rate of eighteen percent (18%) per annum.

         As used herein, "Default" shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         6. COSTS OF COLLECTION. The Borrower shall reimburse the Holder, on demand, for any and all costs and expenses, including reasonable attorneys' fees and court costs, incurred by the Holder in collecting or otherwise enforcing this Note or in exercising its rights as a secured creditor to the collateral, or in attempting to do any of the foregoing.

         7. POWERS AND REMEDIES CUMULATIVE; DELAY OR OMISSION NOT WAIVER OF DEFAULT. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

         No delay or omission of the Holder to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of

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Default or an  acquiescence  therein;  and every power and remedy  given by this
Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

         8. WAIVER OF PAST DEFAULTS. The Holder may waive any past Default or Event of Default hereunder and its consequences. In the case of any such waiver, the Borrower and the Holder shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other Default or Event of Default of impair any right consequent thereon.

         Upon any such waiver, such Default or Event of Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Default or Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this Note, and the Default interest rate hereon shall not be deemed to have occurred; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

         9. SUCCESSORS AND ASSIGNS. The Borrower shall not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets, in one transaction or a series of related transactions, or assign any of its obligations under this Note without the prior written consent of the Holder. The Holder may assign this Note, subject to applicable securities laws, without the consent of the Borrower.

         10. MODIFICATION OF NOTE. This Note may only be modified with the written consent of the Holder and the Borrower.

         11. MISCELLANEOUS. This Note shall be governed by and be construed in accordance with the laws of the State of New York without regard to the conflicts of law rules of such state. The Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein. The section headings herein are for convenience only and shall not affect the construction hereof.

         IN WITNESS WHEREOF, Borrower has caused this instrument to be duly executed and delivered as of the date first set forth above.

                                        Tradequest International, Inc.

                                   By:  /s/ Luis Alvarez
                                        ----------------
                                        Luis Alvarez
                                        Chairman & CEO


Accepted by:                            JOSEPH MERMELSTEIN

                                        /s/ Joseph Mermelstein
                                        ----------------------

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